HAMPSHIRE GROUP, LIMITED
215 COMMERCE BOULEVARD
ANDERSON, SOUTH CAROLINA  29621

May 6, 1992

Mr. Ludwig Kuttner
Estouteville Farm
Keene, Virginia  22946

Dear Mr. Kuttner:

     We refer to the agreement (the "Employment Agreement") dated January 28, 1991 between Hampshire Group, Limited (the "Company") and you. This will confirm our agreement to amend the Employment Agreement as follows:

     Effective as of the date on which the underwritten public offering (the "Public Offering") of 1,300,000 shares of the Company's common stock, par value $.10 per share, is consummated, paragraph 3(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following paragraph:

          "(a) Salary. During the term of the employment se forth in Section 2 hereof, the Company shall pay the Employee a salary ("Salary") at the rate of $20,834 per month from the date on which the underwritten public offering of 1,300,000 shares of the Company's common stock, par value $.10 par share is, consummated through and including December 1992; $22,084 per month during calendar year 1993; and $23,750 during calendar year 1994, payable, in each case, in equal monthly installments. The Salary payable for periods subsequent to calendar year 1994 shall be reviewed and determined by the Board of Directors of the Company, but in no event shall the Employee's salary for any such subsequent period be reduced for any calendar year during which the Employee remains employed by the Company to less than the amount payable to Employee during calendar year 1994."

     Effective as of the date on which the Public Offering is consummated, paragraph 3(b) of the Employment Agreement shall be deleted in its entirety and replaced with the following paragraph:

          "(b) Bonus. The Employee shall be entitled to receive an annual bonus ("Bonus") for each calendar year or any portion thereof during this Agreement, within 15 days after the completion of the annual audit of the Company's financial statements for such year by its independent certified public accountant (the "CPA"), in an amount equal to six percent of the excess of (i) the Company's net income as determined by the CPA ("Net Income") for such year over (ii) the Company's Net Income for 1991; provided, however, that the Bonus for calendar year 1992 shall not be less than $100,000."

     Please confirm your agreement with the foregoing by signing in the space indicated below, returning one of the enclosed copies to us at the address set forth above and retaining one copy for your records.

Very truly yours,
HAMPSHIRE GROUP, LIMITED
By:  /s/ Charles W. Clayton
-----------------------------------
Name:  Charles W. Clayton
Title: Vice President

Acknowledged and Agreed to:
/s/ Ludwig Kuttner
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Mr. Ludwig Kuttner